Exhibit 12.1


                          BLOUNT INTERNATIONAL, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                              FOR THE YEARS
                                                            ENDED DECEMBER 31
                                             ---------------------------------------------
                                               1999      2000      2001      2002      2003
                                             --------  --------  --------  --------  --------
                                                         (DOLLARS IN MILLIONS)
Earnings:
 Pre-Tax Income (Loss) from Continuing
   Operations                                 (63.0)    (19.8)    (58.9)     (9.3)     14.8
 Fixed Charges                                 45.3     100.2      96.4      72.7      70.3
                                             --------  --------  --------  --------  --------
   Total Earnings                             (17.7)     80.4      37.5      63.4      85.1

Fixed Charges:
 Interest Expense                              44.8      99.7      95.9      72.2      69.8
 Interest on Rentals                         $  0.5    $  0.5     $ 0.5     $ 0.5     $ 0.5
                                             --------  --------  --------  --------  --------

Total Fixed Charges                          $ 45.3    $100.2     $96.4     $72.7     $70.3

 Ratio of Earnings to Fixed Charges              -         -         -        -        1.21
 Deficiency of Earnings to Fixed Charges      (63.0)    (19.8)    (58.9)     (9.3)       -